Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-138822

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 11, 2006)

LUMERA CORPORATION

COMMON STOCK
3,390,000 SHARES

This document supplements the Prospectus dated December 11, 2006 relating to the offer and sale from time to time of up to 3,390,000 shares of the common stock of Lumera Corporation (the “Company”) by selling stockholders of the Company.

This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated December 11, 2006.

The following sets forth information as of the date of this Prospectus Supplement about the number of shares of common stock beneficially owned by each of the selling stockholders named below, the maximum number of shares that may be offered for sale by such selling stockholders under the Prospectus, the number of shares beneficially owned by such selling stockholders (assuming all such shares are sold), and the percentage of our outstanding common stock beneficially owned by such selling stockholders (based on 20,055,852 shares of common stock issued and outstanding as of the date hereof). The selling stockholders acquired the shares listed below by transfer from Nite Capital Master Fund, Ltd. Nite Capital Master Fund, Ltd. acquired the shares listed below by transfer from Nite Capital, L.P., which is listed as a selling stockholder in the Prospectus.

ADDITIONAL SELLING STOCKHOLDER

The table below lists additional selling stockholders for the table on page 17 of the Prospectus.

Selling Stockholder	Shares Owned and Ownership Percentage Prior to Offering (1)		Shares Being Offered	Shares Owned And Ownership Percentage After Offering (1)
Fort Mason Master, L.P. (2)	7,043	*	7,043	0	*
Fort Mason Partners, L.P. (3)	457	*	457	0	*

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(1)
Assumes that all of the shares held by the selling stockholders and being offered under this Prospectus are sold and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(2)
Includes 7,043 shares issuable upon exercise of common stock purchase warrants. Fort Mason Capital, LLC serves as the general partner of Fort Mason Master, L.P. and, in such capacity, exercises sole voting and investment authority with respect to the shares held by Fort Mason Master, L.P. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(3)
Includes 457 shares issuable upon exercise of common stock purchase warrants. Fort Mason Capital, LLC serves as the general partner of Fort Mason Partners, L.P. and, in such capacity, exercises sole voting and investment authority with respect to the shares held by Fort Mason Partners, L.P. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(*) less than one percent

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is December 20, 2007.